As filed with the Securities and Exchange Commission on June 4, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OUTFRONT Media Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-4494703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Park Avenue, 9th Floor New York, New York	10016
(Address of principal executive offices)	(Zip code)

OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan
(Full title of the plan)

Richard H. Sauer
Executive Vice President and General Counsel
OUTFRONT Media Inc.
90 Park Avenue, 9th Floor
New York, New York 10016
(Name and address of agent for service)
(212) 297-6400
(Telephone number, including area code, of agent for service)

Copies to:
Andrew S. Zahn
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

OUTFRONT Media Inc. (the “Company” or “OUT”) is filing this registration statement on Form S-8 to register 3,373,000 additional shares of common stock, par value $0.01 (“Common Stock”) authorized for issuance under the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (as amended and restated effective as of June 3, 2026, the “Plan”). On April 21, 2026, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal with respect to the Plan to increase the number of shares available for issuance under the Plan by 3,373,000 shares of Common Stock. The Plan was approved by the Company’s stockholders on June 3, 2026. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the prior OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan, filed with the Commission on June 6, 2023 (File No. 333-272458).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan covered by this registration statement on Form S-8 (this “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement. This information and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by OUTFRONT Media Inc. (the “Registrant”) are incorporated herein by reference:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 26, 2026;

(b)Information specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 21, 2026;

(c)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 8, 2026;

(d)The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 25, 2026, May 7, 2026, and June 3, 2026 (except, in each case, for any portions of the Company’s Current Reports on Form 8-K included pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto); and

(e)The description of the Registrant’s Common Stock, par value $0.01, set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on March 20, 2014, as amended by the description of the Registrant’s common stock set forth in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, including any further amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K included pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto), but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services that has been proved or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Registrant’s charter (the “charter”) contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by the MGCL.

The MGCL requires the Registrant (unless the Registrant’s charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits the Registrant to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to or in which he or she may be made or threatened to be made a party or witness by reason of his or her service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Registrant may not indemnify a director or officer in a suit by the Registrant or in the Registrant’s right in which the director or officer was adjudged liable to the Registrant or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in the Registrant’s right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Registrant to advance reasonable expenses to a director or officer upon the Registrant’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant; and

•a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s charter authorizes the Registrant to obligate itself, and the Registrant’s Amended and Restated Bylaws (the “bylaws”) obligate the Registrant, to the fullest extent permitted by the MGCL in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit the Registrant, with the approval of its Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee of the Registrant or a predecessor of the Registrant. The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of the Registrant’s charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the Registrant has entered into separate indemnification agreements with each of the Registrant’s current directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the maximum extent permitted by law and the Registrant’s charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, subject to certain exceptions. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such advancement.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
See the Exhibit Index in this Registration Statement which is incorporated herein by reference.

Item 9.	Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i.)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii.)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii.)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section

15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1
OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36367), filed on June 3, 2026).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this registration statement on Form S-8 and incorporated herein by reference).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 4th day of June, 2026.

OUTFRONT MEDIA INC.

By:	/s/ Matthew Siegel
Name:	Matthew Siegel
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Matthew Siegel, Richard H. Sauer and Louis Capocasale as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this Registrant’s Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicolas Brien	Chief Executive Officer and Director	June 4, 2026
Nicolas Brien	(Principal Executive Officer)

/s/ Matthew Siegel	Executive Vice President and	June 4, 2026
Matthew Siegel	Chief Financial Officer (Principal Financial Officer)

/s/ Patrick Martin	Senior Vice President, Controller and Chief Accounting	June 4, 2026
Patrick Martin	Officer (Principal Accounting Officer)

/s/ Michael Barrett	Director	June 4, 2026
Michael Barrett

/s/ Angela Courtin	Director	June 4, 2026
Angela Courtin

/s/ Mark Carleton	Director	June 4, 2026
Mark Carleton

Signature	Title	Date
/s/ Manuel A. Diaz	Director	June 4, 2026
Manuel A. Diaz

/s/ Michael J. Dominguez	Chairman and Director	June 4, 2026
Michael J. Dominguez

/s/ Peter Mathes	Director	June 4, 2026
Peter Mathes

/s/ Nicolle Pangis	Director	June 4, 2026
Nicolle Pangis

/s/ Susan M. Tolson	Director	June 4, 2026
Susan M. Tolson